Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Sanjay Arora
Intersil Investor Relations
Intersil Corporation
(408) 546-3454 investor@intersil.com

Intersil Announces 67% Increase to Quarterly Dividend

Declares $0.10 Quarterly Cash Dividend

MILPITAS, CA, February 7, 2007 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog semiconductors, today announced a 67% increase to its quarterly dividend from the previous quarter, further demonstrating its commitment to increasing shareholder value.

As a result of Intersil’s continued positive cash flow and strong balance sheet position, the Company’s board of directors authorized and declared a quarterly dividend of $0.10 per share of common stock. Payment of the dividend will be made on February 23, 2007, to shareholders of record as of the close of business on February 13, 2007.

“Increasing the dividend, along with our December announcement of a new stock repurchase plan of $400 million, is part of our balanced cash deployment strategy. It reflects the confidence we have in our potential for long-term growth in revenue, profitability and cash flow,” said Dave Zinsner, vice president and chief financial officer. “We are returning record amounts of cash to our shareholders with one the highest dividend yields among our analog peers. We are very pleased to provide this increased return to our shareholders.”

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog semiconductors. The Company’s products address some of the industry’s fastest growing markets, such as, flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-swap and hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high-performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

FORWARD-LOOKING STATEMENTS

This release may include “forward-looking statements” that are subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and some other important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see Intersil’s Safe Harbor Forward Looking Statement disclaimer found at http://www.intersil.com/legal.asp, as well as Intersil’s SEC filings as updated from time to time, found at http://www.sec.gov.

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